Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-147664
NORDSTROM, INC.
Final Term Sheet
November 28, 2007

2018 Notes

Issuer:	Nordstrom, Inc.

Size:	$650,000,000

Maturity:	January 15, 2018

Coupon (Interest Rate):	6.250%

Yield to Maturity:	6.331%

Spread to Benchmark Treasury:	+230 basis points

Benchmark Treasury:	4.25% due November 15, 2017

Benchmark Treasury Price and Yield:	101-25; 4.031%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2008

Redemption Provision:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 45 basis points

Price to Public:	99.388%

Settlement Date:	December 3, 2007

Ratings:	Baa1 by Moody’s Investors Service, Inc., A- by Standard & Poor’s Ratings Services

CUSIP:	655664AK6

Joint Book-Running Managers:	Banc of America Securities LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

Co-Managers:	J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Greenwich Capital Markets, Inc.
Credit Suisse Securities (USA) LLC
Wedbush Morgan Securities Inc.
Loop Capital Markets, LLC
KeyBanc Capital Markets Inc.
Piper Jaffray & Co.
Wells Fargo Securities, LLC

2038 Notes

Issuer:	Nordstrom, Inc.

Size:	$350,000,000

Maturity:	January 15, 2038

Coupon (Interest Rate):	7.000%

Yield to Maturity:	7.177%

Spread to Benchmark Treasury:	+275 basis points

Benchmark Treasury:	4.75% due February 15, 2037

Benchmark Treasury Price and Yield:	105-08+; 4.427%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2008

Redemption Provision:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 45 basis points

Price to Public:	97.812%

Settlement Date:	December 3, 2007

Ratings:	Baa1 by Moody’s Investors Service, Inc., A- by Standard & Poor’s Ratings Services

CUSIP:	655664AL4

Joint Book-Running Managers:	Banc of America Securities LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

Co-Managers:	J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Greenwich Capital Markets, Inc.
Credit Suisse Securities (USA) LLC
Wedbush Morgan Securities Inc.
Loop Capital Markets, LLC
KeyBanc Capital Markets Inc.
Piper Jaffray & Co.
Wells Fargo Securities, LLC
Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, Goldman, Sachs & Co. at 1 -866-471-2526 or prospectus-ny@ny.email.gs.com or Morgan Stanley & Co. Incorporated at 1-866-718-1649.